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                                                                     EXHIBIT 5.2



INTERNAL REVENUE SERVICE                              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
1100 COMMERCE STREET
DALLAS, TEXAS 75242                     Employer Identification Number:
                                                 76-0040040
Date:    MAR - 1, 1995                  File Folder Number:
                                                 760011638
UNION TEXAS PETROLEUM HOLDINGS INC.     Person to Contact:
P.O. BOX 2120                                    JILL RUTHERFORD
HOUSTON, TEXAS 77252-2120               Contact Telephone Number:
                                                 (214) 767-6023
                                        Plan Name:
                                                 UNION TEXAS PETROLEUM SAVINGS
                                                 PLAN FOR SALARIED EMPLOYEES
                                        Plan Number: 001

Dear Applicant:

                 We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

                 Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

                 The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

                 This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

                 This determination is subject to your adoption of the proposed amendments submitted in your letter dated 1-30-95. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

                 This determination letter is applicable for the amendment(s) adopted on 9-20-93.

                 This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

                 This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.





                                                              Letter 835 (DO/CG)
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                 This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

                 The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

                 We have sent a copy of this letter to your representative as indicated in the power of attorney.

                 If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                        Sincerely yours,



                                        Bobby E. Scott
                                        District Director


Enclosures:
Publication 794
Reporting & Disclosure Guide
 for Employee Benefit Plans
Addendum





                                        -2-                   Letter 835 (DO/CG)